Exhibit 10.16.1

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

This FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Amendment”), dated as of October 17, 2007, is entered into by and between ENERGYSOLUTIONS, LLC, a Utah limited liability company (the “Company”), ENV Holdings, LLC (“ENV Holdings”), and PHILIP STRAWBRIDGE (the “Executive”). This Amendment amends that certain Executive Employment and Non-competition Agreement between the Company and the Executive dated March 23, 2006 (the “Agreement”) as follows:

1. Section 4(a) of the Agreement is hereby deleted in its entirety and the following is substituted in place thereof:

(a)	Salary. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) at the rate of $450,000 per calendar year, effective August 11, 2007. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions, as well as set-off against any amounts Executive owes the Company.

2. The first paragraph of Section 4(b) of the Agreement is hereby deleted in its entirety and the following is substituted in place thereof:

(b)

Target Bonus. During the Employment Term, the Company from time to time, but in any event no later than the time the Company pays its bonuses in accordance with its general payroll policies following the end of each fiscal year, shall pay the Executive an annual bonus (the “Target Bonus”) of up to 120% of the Base Salary (for purposes of clarity in calculating the Target Bonus, the Base Salary for the 2007 fiscal year shall be deemed to be $389,178.08, which is the weighted-average base salary for such fiscal year). The Target Bonus shall be calculated and payable in accordance with and based on the Actual EBITDA of the Company by reference to the Budgeted EBITDA. The Target Bonus shall be calculated and payable as described in Schedule 2 attached hereto.

3. The Schedule 2 attached hereto replaces, in its entirety, the Schedule 2 attached to the Agreement.

4. The following new subsections (f), (g), (h), and (i) are hereby added to Section 4 of the Agreement:

(f) IPO Incentive Share Awards. Provided that the Membership Units have not been, or are not required to be, issued pursuant to Section 4(g) below, on the date the Company or any subsidiary of ENV Holdings is successful in completing an initial public offering (“IPO”) of its common stock (the “Grant Date”), the Company shall grant the Executive incentive share awards in the form of (i) incentive stock options (with an exercise price equal to the offering price per share of the Company’s common stock in the IPO), or (ii) non-qualified stock options (with an exercise price equal to the offering price per share of the Company’s common stock in the IPO), or (iii) restricted share awards, or (iv) a combination of one or more of the foregoing as determined by the Board in its sole discretion (individually or in combination, the “IPO Share Awards”) as follows:

(1)	The total number of shares of the Company’s common stock with respect to which the Executive shall receive IPO Share Awards (i.e., the aggregate number of optioned shares and/or restricted shares) shall be 0.60% of the Company’s issued and outstanding shares of common stock on the Grant Date.

(2)	One sixth (1/6) of said IPO Share Awards (0.10% of the Company’s issued and outstanding shares of common stock on the Grant Date) shall be fully vested upon the consummation of the IPO.

(3)

With respect to the remaining five sixths (5/6) of said IPO Share Awards (0.50% of the Company’s issued and outstanding shares of common stock on the Grant Date), thirty-three and one-third percent (33 1/3%) will vest on each of the first three anniversaries of the Grant Date. Any unvested IPO Share Awards shall be forfeited upon termination of the Executive’s employment; provided, however, that the IPO Shares Awards shall immediately and automatically vest in the event the Executive’s employment is terminated by the Company for any reason other than “Cause” or by the Executive for Good Reason, unless an offer of employment is made by the Company or one of its Affiliates at the same salary and with the same level of benefits in the aggregate as in effect immediately prior to such termination (regardless of whether or not such offer of employment is accepted or rejected by Executive and regardless of the position, reporting or other offered terms of employment).

(4)	With respect to the settlement of any vested IPO Share Awards, the Executive shall be entitled to receive cash and/or shares, as determined by the Board in its sole discretion, equal in value to the product of (i) the excess, if any, of the closing share price of the Company’s common stock on the determination date over the closing share price of the Company’s common stock on the Grant Date, and (ii) the number of IPO Share Awards being settled on such determination date.

(g) ENV Membership Unit Grant if No IPO Occurs. If the Company fails to complete an initial public offering of its common stock on or before October 31, 2008, ENV Holdings shall, in lieu of the IPO Share Awards, grant to the Executive, effective as of October 31, 2008 (the “Membership Unit Grant Date”), on the terms set forth in the Amended Agreement, Membership Units that initially represent 0.60% (subject to dilution for further issuance of additional equity in ENV Holdings) of the aggregate equity value of ENV Holdings on the Membership Unit Grant Date as reasonably determined by the Board.

One sixth (1/6) of said membership units shall be fully vested upon the grant thereof to the Executive. With respect to the remaining five sixths (5/6) of said membership units, thirty-three and one-third percent (33 1/3%) will vest on each of the first three anniversaries of the date of grant; provided, however, that the membership units shall immediately and automatically vest in the event the Executive’s employment is terminated by the Company for any reason other than for “Cause” or by the Executive for Good Reason, unless an offer of employment is made by the Company or one of its Affiliates at the same salary and with the same level of benefits in the aggregate as in effect immediately prior to such termination (regardless of whether or not such offer of employment is accepted or rejected by Executive and regardless of the position, reporting or other offered terms of employment).

(h) Additional or Optional Equity Grants. The Company will, prior to the Grant Date, adopt an incentive stock plan facilitating the awards described in this Amendment. Other than as expressly set forth herein, the IPO Share Awards shall be subject to the terms and conditions set forth in such incentive stock plan. Nothing herein shall prevent or preclude the Board from exercising its discretion in granting to Executive additional stock options, restricted share awards or any other grants or awards under any such incentive stock plan.

(i) IPO Entity. To the extent that a subsidiary of ENV Holdings (other than the Company) is successful in completing an initial public offering of its common stock, ENV Holdings shall cause such subsidiary to grant the IPO Share Awards and take such other actions as contemplated pursuant to Section 4(f) – (h) of this Agreement as though such subsidiary was the “Company” under this Agreement.

5. The following new Section 15 is hereby added to the Agreement:

15. Section 409A Compliance. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the

Internal Revenue Code of 1986, as amended, and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof (“409A Guidance”). Notwithstanding any provision of the Agreement to the contrary, (i) if, at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in 409A Guidance and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under 409A Guidance, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, the Company may (a) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of 409A Guidance. The Company shall consult with the Executive in good faith regarding the implementation of this Section 15; provided that none of the Company, any of its affiliates, or any of its employees or representatives shall have any liability to the Executive with respect thereto.

6. The phrase “Executive Vice President” is hereby deleted from each section in the Agreement such phrase appears and is replaced with the phrase “Chief Financial Officer.”

7. The parties hereby ratify and confirm all terms and conditions set forth in the Agreement that are not expressly modified by this Amendment. This Amendment and the Agreement shall be considered, for all intents and purposes, as one agreement. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall, in all instances, prevail.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

ENERGYSOLUTIONS, LLC		ENV HOLDINGS, LLC

By:	/S/ R STEVE CREAMER	By:	/S/ LANCE L. HIRT
Name:	R Steve Creamer	Name:	Lance L. Hirt
Title:	Chief Executive Officer	Title:	Authorized Signatory

/S/ PHILIP STRAWBRIDGE
Philip Strawbridge

Schedule 2

Target Bonus

	Percentage that Actual EBITDA for a fiscal year represents of Budgeted EBITDA for such fiscal year
	80%	100%	110%
Percentage of Base Salary payable as Target Bonus	0%	80%	120%

The Target Bonus payable to the Executive hereunder for each fiscal year is to be interpolated for Actual EBITDA between 80% and 100% or between 100% and 110% of Budgeted EBITDA.

For example, if Actual EBITDA represents 85% of Budgeted EBITDA, a Target Bonus of 20% of the Executive’s Base Salary would be payable, calculated as follows:

(1)	The increase of Actual EBITDA over the 80% of Budgeted EBITDA benchmark, which in this case equals 5%, is divided by the difference between (a) 100% and (b) 80% (the two applicable Budgeted EBITDA benchmarks), yielding 25%;

(2)	This amount (25%) is then multiplied by the difference between (x) 80% (the Target Bonus at 100% of Budgeted EBITDA) and (y) 0% (the Target Bonus at 80% of Budgeted EBITDA), which equals 20% of the Executive’s Base Salary as the Target Bonus.

On the other hand, if Actual EBITDA represents 105% of Budgeted EBITDA, then a Target Bonus of 100% of the Executive’s Base Salary would be payable, calculated as follows:

(1)	The increase of Actual EBITDA over the 100% of Budgeted EBITDA benchmark, which in this case equals 5%, is divided by the difference between (a) 110% and (b) 100% (the two applicable Budgeted EBITDA benchmarks), yielding 50%;

(2)	This amount (50%) is then multiplied by the difference between (x) 120% (the Target Bonus at 110% of Budgeted EBITDA) and (y) 80% (the Target Bonus at 100% of Budgeted EBITDA), which equals 20% of the Executive’s Base Salary as the Target Bonus payable for the increase of 5% over the 100% Budgeted EBITDA Benchmark;

(3)	This amount (20% of Base Salary) is then added to the 80% of Base Salary that was earned when Actual EBITDA met the 100% of Budgeted EBITDA Benchmark, which equals an aggregate total of 100% of the Executive’s Base Salary as the Target Bonus.